Exhibit 99.1

CONTACTS:

Metro One Telecommunications, Inc.

Duane Fromhart, Chief Financial Officer
(503) 643-9500

Financial Dynamics
Jim Byers (Investors & financial media)
(415) 439-4504

METRO ONE RECEIVES NASDAQ STAFF DEFICIENCY LETTER

Recent events create independence issues with board of directors

PORTLAND, Oregon – October 28, 2005 – Metro One Telecommunications, Inc. (Nasdaq: INFO), a developer and provider of Enhanced Directory Assistance® and other enhanced telecom services, today reported that it has received a Nasdaq Staff Deficiency Letter informing the Company that it no longer complies with Nasdaq’s independent director and audit committee requirements for continued listing as set forth in Marketplace Rules.

As previously disclosed in the Form 8-K filed by Metro One on October 11, 2005, Mr. James M. Usdan, an independent director on the audit committee, was appointed as Chief Executive Officer.  Simultaneously, Mr. Usdan resigned from the audit committee.  Roger L. Pringle, the chairman of the audit committee, submitted his resignation as an independent director on October 4, 2005.  As a result of these changes, the board of directors of Metro One is not currently comprised of a majority of independent directors and the audit committee of the board of directors is not currently comprised of three independent members as required by Marketplace Rules.  Consistent with Marketplace Rules, the Company will be provided a cure period until the earlier of its next annual shareholders’ meeting or October 4, 2006, in order to regain compliance.  In the event the Company does not regain compliance within this period, the Company’s common stock will be delisted.

Metro One’s management and board of directors are considering the addition of independent directors and other alternatives to address these issues.

About Metro One Telecommunications:

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other enhanced telecom services.  The Company operates a network of call centers located strategically throughout the U.S.  Metro One handled approximately 306 million requests for information in 2004.  For more information, visit the Metro One Telecommunications website at www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.

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